Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2014 RESULTS

▪	Second-Quarter 2014 Reported Revenues(1) of $12.8 Billion

▪	Second-Quarter 2014 Adjusted Diluted EPS(2) of $0.58, Reported Diluted EPS(1) of $0.45

▪	Repurchased $2.9 Billion of Common Stock to Date in 2014

▪	Reaffirmed 2014 Adjusted Diluted EPS(2) Guidance; Updated Certain Other 2014 Financial Guidance Components

▪	Expects to Complete U.S. Regulatory Submission for Palbociclib in Advanced Breast Cancer in August 2014
NEW YORK, N.Y., Tuesday, July 29, 2014 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2014. At the beginning of fiscal year 2014, the company began managing its commercial operations through a new global commercial structure consisting of three operating segments: the Global Innovative Pharmaceutical segment (GIP)(3); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(3); and the Global Established Pharmaceutical segment (GEP)(3). Financial results for each of these segments are presented in the Operating Segment Information section. As a result of the full disposition of Zoetis Inc. (Zoetis) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the consolidated statements of income for the second-quarter and first six months of 2013.  Results are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2014	2013	Change	2014	2013	Change
Reported Revenues(1)	$ 12,773	$ 12,973	(2%)	$ 24,126	$ 25,383	(5%)
Adjusted Income(2)	3,769	4,003	(6%)	7,434	7,743	(4%)
Adjusted Diluted EPS(2)	0.58	0.56	4%	1.15	1.08	6%
Reported Net Income(1)	2,912	14,095	(79%)	5,241	16,845	(69%)
Reported Diluted EPS(1)	0.45	1.98	(77%)	0.81	2.34	(65%)

REVENUES

($ in millions) Favorable/(Unfavorable)	Second-Quarter				Six Months
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
GEP(3)	$ 6,513	$ 6,921	(6%)	(5%)	$ 12,503	$ 13,782	(9%)	(7%)
GIP(3)	3,547	3,726	(5%)	(5%)	6,623	7,032	(6%)	(5%)
Global Vaccines(3)	1,097	970	13%	14%	2,022	1,893	7%	9%
Consumer Healthcare(3)	912	800	14%	15%	1,673	1,611	4%	6%
Global Oncology(3)	570	493	16%	16%	1,058	949	11%	12%
Other(4)	134	63	*	*	247	116	*	*
Total	$ 12,773	$ 12,973	(2%)	(1%)	$ 24,126	$ 25,383	(5%)	(3%)

* Calculation not meaningful.

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,320	$ 2,194	6%	6%	$ 4,306	$ 4,423	(3%)	—
Percent of Revenues(2)	18.3%	16.9%	N/A	N/A	17.9%	17.4%	N/A	N/A
SI&A Expenses(2)	3,486	3,550	(2%)	(1%)	6,506	6,728	(3%)	(2%)
R&D Expenses(2)	1,714	1,521	13%	13%	3,326	3,139	6%	6%
Total	$ 7,520	$ 7,265	4%	4%	$ 14,138	$ 14,290	(1%)	—

Effective Tax Rate(2)	27.9%	27.9%			26.5%	27.4%

2014 FINANCIAL GUIDANCE(5)
Certain financial guidance components have been updated to reflect performance in the first six months of the year as well as the following factors:

▪
Adjusted Revenues(2): The expected negative impact from anticipated multi-source generic competition for Celebrex in the U.S. beginning in December 2014. In addition to the approximate one month of multi-source generic competition, Celebrex revenues also are expected to be negatively impacted in fourth-quarter 2014 by associated wholesaler and retailer destocking.

▪
Adjusted SI&A Expenses(2): The expected reduction in promotional spending for Celebrex in second-half 2014 attributable to the aforementioned anticipated multi-source generic competition in the U.S. beginning in December 2014.

▪
Adjusted R&D Expenses(2): The impact from the planned $80 million upfront payment to Cellectis SA (Cellectis) associated with the recently announced global strategic collaboration as well as higher expected expenses related to the planned acceleration of certain late-stage clinical programs, including palbociclib and bococizumab, among other programs.

▪
Adjusted Other (Income)/Deductions(2): The favorable impacts of lower expected net interest expense over the remainder of 2014 as well as gains realized in the first six months of 2014 on sales of product rights and of investments in equity securities, among various other factors.

▪	Reported Diluted EPS(1): The negative impact from charges related to certain legal matters, primarily related to Neurontin, incurred in first-quarter 2014.

Adjusted Revenues(2)	$48.7 to $50.7 billion
(previously $49.2 to $51.2 billion)
Adjusted Cost of Sales(2) as a Percentage of Adjusted Revenues(2)	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$13.3 to $14.3 billion
(previously $13.5 to $14.5 billion)
Adjusted R&D Expenses(2)	$6.7 to $7.2 billion
(previously $6.4 to $6.9 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($200 million) of income
(previously approx. $100 million of deductions)
Effective Tax Rate on Adjusted Income(2)	Approximately 27.0%
Reported Diluted EPS(1)	$1.47 to $1.62
(previously $1.57 to $1.72)
Adjusted Diluted EPS(2)	$2.20 to $2.30

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “I am pleased with our operating performance to date. Our recently launched products continued to gain traction during the quarter while our mid- and late-stage pipeline continued to progress with a regulatory submission in the U.S. completed for our meningitis B vaccine candidate and our palbociclib regulatory submission in the U.S. underway.  We also look forward to the recently announced meeting in August of the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) to evaluate and make a recommendation regarding usage of our Prevnar 13 vaccine in the adult population.  In addition, we also announced targeted business development transactions within our Global Oncology(3) and GEP(3) businesses.”
“I continue to see Pfizer as well positioned to effectively execute on our strategy to further strengthen each of our businesses on a global basis and deliver value to all of our stakeholders,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our second-quarter 2014 financial results despite the continued negative impact from product losses of exclusivity and the termination of certain co-promotion collaborations. We updated our 2014 adjusted revenue(2) guidance to reflect the anticipated negative impact associated with expected multi-source generic competition for Celebrex in the U.S. beginning in December 2014. Importantly, we reaffirmed our adjusted diluted EPS(2) guidance, absorbing an approximate $0.05 per share anticipated negative impact from this loss of exclusivity and an approximate $0.01 per share negative impact from the planned upfront payment to Cellectis, which reflects our financial flexibility and confidence in the business going forward. Given our strong operating cash flow, we continue to expect to repurchase approximately $5 billion of our shares this year, with $2.9 billion repurchased through July 28.

These 2014 repurchases and planned repurchases are expected to reduce total shares outstanding by approximately 100 million shares by the end of the year after factoring in actual and projected dilution related to employee compensation programs.”
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2014 vs. Second-Quarter 2013)

▪
Reported revenues(1) decreased $200 million, or 2%, which reflects an operational decline of $113 million, or 1%, and the unfavorable impact of foreign exchange of $87 million, or 1%.  The operational decrease was primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada, the ongoing termination of the Spiriva collaboration in certain countries as well as the loss of exclusivity and subsequent multi-source generic competition for Detrol LA in the U.S. and other product losses of exclusivity in certain markets. Revenues in developed markets were favorably impacted by the operational growth of certain key products including: Lyrica, Nexium 24HR in the U.S. as a result of its recent launch, Prevnar, Eliquis, Xeljanz, Celebrex, Xalkori and Inlyta. Additionally, revenues in emerging markets increased 11% operationally, including strong operational growth from Prevenar as well as from Lipitor, primarily in China. Second-quarter 2014 reported revenues(1) included $71 million from the transitional manufacturing and supply agreements with Zoetis.

▪
GEP(3) revenues decreased 5% operationally, primarily due to the loss of exclusivity and subsequent launch of multi-source generic competition for Detrol LA in the U.S. in January 2014, Viagra in most major European markets in June 2013 as well as Aricept in Canada in December 2013. Additionally, the co-promotion collaboration for Spiriva has terminated in most countries, including the U.S. in April 2014, or has entered its final year in other major markets, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues. These declines were partially offset by the strong operational performance of Celebrex worldwide, Lyrica in Europe as well as Lipitor, primarily in China.

▪
GIP(3) revenues declined 5% operationally, primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013; for a 36-month period thereafter, Pfizer is entitled to royalty payments that have been and are expected to continue to be significantly less than the share of Enbrel profits prior to the expiration of the co-promotion term, and those royalty payments are and will be included in Other (income)/deductions–net rather than in Revenues. GIP(3) revenues were also negatively impacted by certain product losses of exclusivity, primarily for Lyrica in Canada in February 2013. These declines were partially offset by strong operational growth from Lyrica, primarily in the U.S. and Japan, as well as the performance of recently launched products, including Eliquis globally and Xeljanz primarily in the U.S.

▪	VOC(3) revenues increased 15% operationally, reflecting the following:

–
Global Vaccines(3) revenues grew 14% operationally. Prevnar 13 revenue in the U.S. increased 12%, driven by government purchasing patterns and increased demand. International sales of the Prevenar family were up 15% on an operational basis, primarily reflecting increased shipments associated with the Global Alliance for Vaccines and Immunization (GAVI) as well as the timing of government purchases in various emerging markets compared with the year-ago quarter.

–	Consumer Healthcare(3) revenues increased 15% operationally, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014.

–
Global Oncology(3) revenues increased 16% operationally, primarily driven by the continued strong uptake of Xalkori and Inlyta globally.  Xalkori revenues were positively impacted by a greater accumulation of patients on therapy as a result of an increase in the testing rate for the anaplastic lymphoma kinase (ALK) gene abnormality, which has led to more patients being treated, as well as an extended duration of therapy.  Inlyta revenues were favorably impacted by continued increases in renal cell carcinoma market share.  This growth was partially offset by the timing of purchases for Sutent in China.

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased 4% operationally. Overall, they increased $255 million, or 4%, primarily reflecting:

–	higher adjusted cost of sales(2), primarily reflecting an unfavorable change in product mix;

–	lower adjusted SI&A expense(2) as a result of benefits from cost-reduction and productivity initiatives partially offset by investments to support several recent product launches; and

–
higher adjusted R&D expense(2), primarily due to recently initiated Phase 3 programs for bococizumab, ertugliflozin and certain other new drug candidates as well as for studies of Xeljanz and certain other products in potential new indications.

▪
The effective tax rate on adjusted income(2) was 27.9%, consistent with the prior-year quarter, primarily reflecting the favorable impact of the resolution in second-quarter 2014 of certain tax positions, pertaining to prior years with various foreign tax authorities, offset by an unfavorable change in the jurisdictional mix of earnings.

▪
The diluted weighted-average shares outstanding declined by 673 million shares, due to the company’s ongoing share repurchase program and the impact of the Zoetis exchange offer, which was completed on June 24, 2013.

▪	In addition to the aforementioned factors, second-quarter 2014 reported earnings were primarily impacted by the following:
Unfavorable impacts:

–
the non-recurrence in second-quarter 2014 of income from discontinued operations in the year-ago quarter attributable to the company’s Animal Health business, including the gain associated with the full disposition of Zoetis; and

–
the non-recurrence in second-quarter 2014 of income in the year-ago quarter from a litigation settlement with Teva Pharmaceuticals Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.

Favorable impacts:

–	lower acquisition-related costs, purchase accounting adjustments and asset impairment charges compared to the prior-year quarter; and

–
a lower effective tax rate, primarily due to the favorable impact of the resolution in second-quarter 2014 of certain tax positions, pertaining to prior years with various foreign tax authorities, a favorable change in the jurisdictional mix of earnings as well as the non-recurrence of the unfavorable tax liability attributable to the income associated with the aforementioned patent litigation settlement.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪	Prevnar 13/Prevenar 13

–
Pfizer discussed with the CDC's ACIP at their scheduled June meeting the results of the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA) as well as other considerations regarding a potential expanded recommendation for Prevnar 13 use in adults. Pfizer looks forward to continued dialogue with the ACIP as well as its decision on a potential expanded recommendation at a meeting scheduled for August 13, 2014.

–	Pfizer announced that Prevenar 13 was approved in Japan for adults 65 years of age and older for the prevention of pneumococcal disease caused by 13 S. pneumoniae serotypes covered by the vaccine.

▪
Xeljanz (tofacitinib) -- Pfizer announced positive top-line results from two pivotal Phase 3 clinical trials of tofacitinib in adults with moderate-to-severe chronic plaque psoriasis. Pfizer intends to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) seeking approval of tofacitinib 5 mg and 10 mg twice-daily for the treatment of adults with moderate-to-severe chronic plaque psoriasis by early 2015.

▪	Eliquis -- The European Commission approved Eliquis for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and the prevention of recurrent DVT and PE in adults.

▪
BeneFIX -- Pfizer announced positive top-line results of a Phase 3 study comparing a prophylaxis regimen of BeneFIX Coagulation Factor IX (Recombinant) 100 IU/kg once-weekly to on-demand treatment in people with moderately severe to severe hemophilia B. The top-line results of the study showed that the primary study endpoint was met and hemophilia B patients taking once-weekly BeneFIX (100 IU/kg) showed a statistically significant reduction in the annualized bleeding rate relative to on-demand treatment with BeneFIX. Adverse events observed in the study, for both the prophylaxis and on-demand periods, were consistent with the known adverse event profile of BeneFIX. Complete results from this study will be submitted for presentation at upcoming medical congresses and submitted for publication in a peer-reviewed journal.

▪
Embeda -- Pfizer recently received notification from the FDA that the July 2014 Prescription Drug User Fee Act date was extended by three months to October 2014 with respect to an sNDA for Embeda (morphine sulfate and naltrexone hydrochloride) extended-release capsules. Pfizer submitted the sNDA in September 2013 seeking to update the Embeda label to include data from abuse-deterrent studies.

▪
Celebrex -- In March 2014, the U.S. District Court for the Eastern District of Virginia granted summary judgment invalidating Pfizer's reissue patent (U.S. Patent No. RE44,048), covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex. Pfizer has appealed this decision. Several generic drug companies previously filed abbreviated new drug applications with the FDA seeking approval to market their generic forms of celecoxib in the U.S. beginning on May 30, 2014, when Pfizer’s basic Celebrex compound patent (including the six-month pediatric exclusivity period) expired. This was 18 months prior to the December 2, 2015 expiration of the reissue patent (including the six-month pediatric exclusivity period). Since the court's decision, Pfizer has entered into settlement agreements with Teva Pharmaceuticals USA, Inc., Watson Laboratories, Inc. (a subsidiary of Actavis plc), and Mylan Pharmaceuticals, Inc. granting them licenses to launch generic versions of celecoxib in the U.S. beginning in December 2014, or earlier under certain circumstances. Under certain conditions, the licenses may be royalty-bearing through the remaining term of the reissue patent. The FDA approved the first generic versions of celecoxib in May 2014.

▪
Nexium 24HR -- Pfizer introduced Nexium 24HR (esomeprazole, 20 mg) for over-the-counter use in the U.S. for the treatment of frequent heartburn in adults 18 years of age and older. In 2012, Pfizer acquired exclusive global rights from AstraZeneca to market non-prescription Nexium.

Pipeline Developments

▪
Palbociclib (PD-0332991) -- In June 2014, Pfizer initiated its rolling submission of a New Drug Application (NDA) to the FDA seeking approval for palbociclib, combined with letrozole, as a first-line systemic treatment for post-menopausal women with estrogen receptor positive (ER+), human epidermal growth factor receptor 2 negative (HER2-) locally advanced or metastatic breast cancer. The submission is based on the final results of PALOMA-1, a randomized, Phase 2 clinical trial comparing the combination of palbociclib plus letrozole versus letrozole alone in this population of patients. Pfizer expects to complete its submission in August 2014.

▪	rLP2086 (Meningococcal Serogroup B Bivalent Recombinant Lipoprotein Vaccine)

–
In June 2014, Pfizer announced that it submitted a Biologics License Application (BLA) to the FDA for rLP2086, the company’s vaccine candidate for the prevention of invasive meningococcal disease caused by Neisseria meningitidis serogroup B in 10 to 25 year olds. The FDA has a 60-day filing review period from the date of the BLA submission to determine whether the BLA is complete and acceptable for filing. Pfizer will communicate the FDA’s decision once available.

–
Pfizer announced results from two Phase 2 studies of rLP2086. In both studies, rLP2086 was observed to generate bactericidal responses, a measurement of functional immune response, against diverse meningococcal serogroup B test strains following either two or three doses. Also, in the study evaluating co-administration of rLP2086 and a diphtheria, tetanus, pertussis and inactivated polio vaccine (dTaP-IPV), no impact was observed on the immune response to the dTaP-IPV vaccine. The most common local reaction observed in both studies was mild-to-moderate injection site pain; headache and fatigue were the most common systemic events in both studies. The data were presented at the 32nd Annual Meeting of the European Society for Paediatric Infectious Diseases (ESPID 2014).

Corporate Developments

▪
Pfizer announced on May 26, 2014 that it did not intend to make an offer for AstraZeneca. The announcement was made in accordance with Rule 2.8 of the U.K. City Code on Takeovers and Mergers (the “Code”). As a result of this announcement, Pfizer, together with any party acting in concert with Pfizer, is bound by the restrictions contained in Rule 2.8 of the Code.

▪
Pfizer and Cellectis announced that they have entered into a global strategic collaboration to develop Chimeric Antigen Receptor T-cell (CAR-T) immunotherapies in the field of oncology directed at select cellular surface antigen targets. Cellectis will receive an upfront payment of $80 million, as well as funding for research and development costs associated with Pfizer-selected targets and the four Cellectis-selected targets within the collaboration. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per Pfizer product. Cellectis is also eligible to receive tiered royalties on net sales of any products that are commercialized by Pfizer. Additionally, Pfizer entered into an agreement to acquire approximately 10% of the Cellectis capital through the purchase of newly issued shares at 9.25 Euro per share, subject to approval by Cellectis’ shareholders. In the event the sale of equity is not approved by the Cellectis shareholders, Pfizer has the option to terminate the collaboration agreement.

▪
Pfizer and InnoPharma, Inc. (InnoPharma), a privately held pharmaceutical development company, announced that they have entered into an agreement under which Pfizer will acquire InnoPharma. Under the terms of the agreement, Pfizer will acquire InnoPharma for an upfront cash payment of $225 million and up to $135 million of contingent milestone payments. InnoPharma’s current portfolio includes 10 generic products approved by the FDA. InnoPharma also has a pipeline of 19 products filed with the FDA and more than 30 injectable and ophthalmic products under development. The closing of the transaction is subject to U.S. regulatory approval and is expected to occur during third-quarter 2014.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP).  “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted Income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2014, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors’ understanding of our performance is enhanced by disclosing this measure.  See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2014 and 2013, as well as reconciliations of full-year 2014 guidance for adjusted income and adjusted diluted EPS to full-year 2014 guidance for reported net income(1) and reported diluted EPS(1). The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2014.

(4)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes, in 2014, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

(5)	The 2014 financial guidance reflects the following:

▪
Does not assume the completion of any business development transactions not completed as of June 29, 2014, including any one-time upfront payments associated with such transactions, except for the planned $80 million upfront payment to Cellectis.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of June 29, 2014.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through June 29, 2014 and the mid-July 2014 exchange rates for the remainder of the year.

▪	Assumes diluted weighted-average shares outstanding of approximately 6.4 billion shares.

▪	Revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis have been excluded from the applicable Adjusted components of the financial guidance.

▪
Reconciliation of the 2014 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2014 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.1 - $14.8	$2.20 - $2.30
Purchase accounting impacts of transactions completed as of June 29, 2014	(2.8)	(0.43)
Restructuring and implementation costs	(1.1) - (1.4)	(0.17) - (0.22)
Certain other items incurred through June 29, 2014	(0.6)	(0.09)
Discontinued operations	0.1	0.01
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$9.4 - $10.4	$1.47 - $1.62

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2014	2013	(Decr.)	2014	2013	(Decr.)
Revenues	$12,773	$12,973	(2)	$24,126	$25,383	(5)
Costs and expenses:
Cost of sales(2)	2,462	2,242	10	4,507	4,505	—
Selling, informational and administrative expenses(2)	3,520	3,591	(2)	6,560	6,808	(4)
Research and development expenses(2)	1,759	1,530	15	3,382	3,240	4
Amortization of intangible assets(3)	1,001	1,140	(12)	2,118	2,359	(10)
Restructuring charges and certain acquisition-related costs	81	183	(56)	139	314	(56)
Other (income)/deductions––net(4)	(53)	(1,070)	(95)	570	(925)	*

Income from continuing operations before provision for taxes on income	4,003	5,357	(25)	6,850	9,082	(25)
Provision for taxes on income(5)	1,082	1,782	(39)	1,664	2,891	(42)
Income from continuing operations	2,921	3,575	(18)	5,186	6,191	(16)
Discontinued operations––net of tax	—	10,559	(100)	73	10,708	(99)
Net income before allocation to noncontrolling interests	2,921	14,134	(79)	5,259	16,899	(69)
Less: Net income attributable to noncontrolling interests	9	39	(77)	18	54	(67)
Net income attributable to Pfizer Inc.	$2,912	$14,095	(79)	$5,241	$16,845	(69)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.46	$0.51	(10)	$0.81	$0.87	(7)
Discontinued operations––net of tax	—	1.50	(100)	0.01	1.50	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.46	$2.00	(77)	$0.82	$2.37	(65)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.45	$0.50	(10)	$0.80	$0.86	(7)
Discontinued operations––net of tax	—	1.48	(100)	0.01	1.49	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.45	$1.98	(77)	$0.81	$2.34	(65)
Weighted-average shares used to calculate earnings per common share:
Basic	6,368	7,042		6,379	7,115
Diluted	6,444	7,117		6,460	7,185

*Calculation not meaningful.
See next pages for notes (1) through (5).
Certain amounts and percentages may reflect rounding adjustments.
EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 29, 2014 and June 30, 2013. Subsidiaries operating outside the United States are included for the three and six months ended May 25, 2014 and May 26, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.4 billion (pre-tax) related to this disposal in Discontinued operations––net of tax for the three and six months ended June 30, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the three and six months ended June 30, 2013.
The financial results for the three and six months ended June 29, 2014 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(millions of dollars)	2014	2013	2014	2013
Interest income(a)	$(104)	$(102)	$(196)	$(197)
Interest expense(a)	343	356	664	727
Net interest expense	239	254	468	530
Royalty-related income(b)	(239)	(120)	(487)	(183)
Patent litigation settlement income(c)	—	(1,351)	—	(1,351)
Other legal matters, net(d)	(2)	(12)	692	(95)
Gain associated with the transfer of certain product rights(e)	—	31	—	(459)
Net gains on asset disposals(f)	(33)	(28)	(214)	(54)
Certain asset impairments and related charges(g)	—	127	115	525
Costs associated with the Zoetis IPO(h)	—	—	—	18
Other, net	(18)	29	(4)	144
Other (income)/deductions––net	$(53)	$(1,070)	$570	$(925)

(a)	Interest expense decreased in the second quarter and first six months of 2014 primarily due to the benefit of the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income increased in the second quarter and first six months of 2014 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period.

(c)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Limited and Sun Pharmaceutical Industries Limited for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(d)
In the first six months of 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter. In the first six months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(f)
In the first six months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(g)	In the first six months of 2014, primarily includes gains on sales of product rights (approximately $96 million) and gains on sales of investments in equity securities (approximately $98 million).

(h)
In the first six months of 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis. In the first six months of 2013, primarily relates to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and, to a lesser extent, two IPR&D compounds and certain investments.

(i)
Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(5)
The Provision for taxes on income for the second quarter and first six months of 2014 was favorably impacted by the resolution of certain tax positions, pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations as well as the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. In addition, and to a lesser extent, the Provision for taxes on income for the second quarter and first six months of 2014 was unfavorably impacted by the expiration of the U.S. research and development (R&D) tax credit on December 31, 2013.

The Provision for taxes on income for the second quarter and first six months of 2013 was unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income discussed above and (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by the extension of the U.S. R&D tax credit, which was signed into law in January 2013, resulting in the full-year benefit of the 2012 U.S. R&D tax credit and a portion of the 2013 U.S. R&D tax credit being recorded in the first six months of 2013. In addition, the Provision for taxes on income for the first six months of 2013 was also unfavorably impacted by the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 29, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,773	$—	$—	$—	$(71)	$12,702
Cost of sales(5)	2,462	14	(16)	—	(140)	2,320
Selling, informational and administrative expenses(5)	3,520	4	—	—	(38)	3,486
Research and development expenses(5)	1,759	—	—	—	(45)	1,714
Amortization of intangible assets(6)	1,001	(961)	—	—	—	40
Restructuring charges and certain acquisition-related costs	81	—	(31)	—	(50)	—
Other (income)/deductions––net	(53)	(6)	—	—	(36)	(95)
Income from continuing operations before provision for taxes on income	4,003	949	47	—	238	5,237
Provision for taxes on income	1,082	254	49	—	74	1,459
Income from continuing operations	2,921	695	(2)	—	164	3,778
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,912	695	(2)	—	164	3,769
Earnings per common share attributable to Pfizer Inc.––diluted	0.45	0.11	—	—	0.03	0.58

	Six Months Ended June 29, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$24,126	$—	$—	$—	$(128)	$23,998
Cost of sales(5)	4,507	83	(22)	—	(262)	4,306
Selling, informational and administrative expenses(5)	6,560	4	—	—	(58)	6,506
Research and development expenses(5)	3,382	—	—	—	(56)	3,326
Amortization of intangible assets(6)	2,118	(2,037)	—	—	—	81
Restructuring charges and certain acquisition-related costs	139	—	(55)	—	(84)	—
Other (income)/deductions––net	570	(7)	—	—	(922)	(359)
Income from continuing operations before provision for taxes on income	6,850	1,957	77	—	1,254	10,138
Provision for taxes on income	1,664	542	58	—	422	2,686
Income from continuing operations	5,186	1,415	19	—	832	7,452
Discontinued operations––net of tax	73	—	—	(73)	—	—
Net income attributable to noncontrolling interests	18	—	—	—	—	18
Net income attributable to Pfizer Inc.	5,241	1,415	19	(73)	832	7,434
Earnings per common share attributable to Pfizer Inc.––diluted	0.81	0.22	—	(0.01)	0.13	1.15
See end of tables for notes (1) through (6).
Certain amounts may reflect rounding adjustments.
EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 30, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,973	$—	$—	$—	$—	$12,973
Cost of sales(5)	2,242	15	(50)	—	(13)	2,194
Selling, informational and administrative expenses(5)	3,591	1	(6)	—	(36)	3,550
Research and development expenses(5)	1,530	1	—	—	(10)	1,521
Amortization of intangible assets(6)	1,140	(1,097)	—	—	—	43
Restructuring charges and certain acquisition-related costs	183	—	(57)	—	(126)	—
Other (income)/deductions––net	(1,070)	(28)	—	—	1,197	99
Income from continuing operations before provision for taxes on income	5,357	1,108	113	—	(1,012)	5,566
Provision for taxes on income	1,782	298	(75)	—	(452)	1,553
Income from continuing operations	3,575	810	188	—	(560)	4,013
Discontinued operations––net of tax	10,559	—	—	(10,559)	—	—
Net income attributable to noncontrolling interests	39	—	—	(29)	—	10
Net income attributable to Pfizer Inc.	14,095	810	188	(10,530)	(560)	4,003
Earnings per common share attributable to Pfizer Inc.––diluted	1.98	0.11	0.03	(1.48)	(0.08)	0.56

	Six Months Ended June 30, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$25,383	$—	$—	$—	$—	$25,383
Cost of sales(5)	4,505	20	(83)	—	(19)	4,423
Selling, informational and administrative expenses(5)	6,808	6	(8)	—	(78)	6,728
Research and development expenses(5)	3,240	2	—	—	(103)	3,139
Amortization of intangible assets(6)	2,359	(2,277)	—	—	—	82
Restructuring charges and certain acquisition-related costs	314	—	(112)	—	(202)	—
Other (income)/deductions––net	(925)	(78)	—	—	1,326	323
Income from continuing operations before provision for taxes on income	9,082	2,327	203	—	(924)	10,688
Provision for taxes on income	2,891	632	(49)	—	(548)	2,926
Income from continuing operations	6,191	1,695	252	—	(376)	7,762
Discontinued operations––net of tax	10,708	—	—	(10,708)	—	—
Net income attributable to noncontrolling interests	54	—	—	(35)	—	19
Net income attributable to Pfizer Inc.	16,845	1,695	252	(10,673)	(376)	7,743
Earnings per common share attributable to Pfizer Inc.––diluted	2.34	0.24	0.04	(1.49)	(0.05)	1.08
See end of tables for notes (1) through (6).
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 29, 2014 and June 30, 2013. Subsidiaries operating outside the United States are included for the three and six months ended May 25, 2014 and May 26, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.4 billion (pre-tax) related to this disposal in Discontinued operations––net of tax for the three and six months ended June 30, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the three and six months ended June 30, 2013.

(2)	Acquisition-related costs include the following:

	Second-Quarter		Six Months
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$16	$24	$22	$43
Integration costs(a)	15	33	33	69
Additional depreciation––asset restructuring(b)	16	56	22	91
Total acquisition-related costs––pre-tax	47	113	77	203
Income taxes(c)	(49)	75	(58)	49
Total acquisition-related costs––net of tax	$(2)	$188	$19	$252

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both the three months and the six months ended June 29, 2014. Included in Cost of sales ($50 million) and Selling, informational and administrative expenses ($6 million) for the three months ended June 30, 2013. Included in Cost of sales ($83 million) and Selling, informational and administrative expenses ($8 million) for the six months ended June 30, 2013.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts and is calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. In the second quarter and first six months of 2014, also includes the favorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities. In the second quarter and first six months of 2013, also includes the unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(3)	Certain significant items include the following:

	Second-Quarter		Six Months
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$50	$126	$84	$202
Implementation costs and additional depreciation––asset restructuring(b)	162	59	262	198
Patent litigation settlement income(c)	—	(1,351)	—	(1,351)
Other legal matters, net(d)	4	(13)	698	(100)
Gain associated with the transfer of certain product rights(e)	—	31	—	(459)
Certain asset impairments and related charges(f)	—	95	114	489
Costs associated with the Zoetis IPO(g)	—	—	—	18
Income associated with the transitional manufacturing and supply agreements with Zoetis(h)	(9)	—	(17)	—
Other(i)	31	41	113	79
Total certain significant items––pre-tax	238	(1,012)	1,254	(924)
Income taxes(j)	(74)	452	(422)	548
Total certain significant items––net of tax	$164	$(560)	$832	$(376)

(a)	Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives. Included in Cost of sales ($78 million), Selling, informational and administrative expenses ($39 million) and Research and development expenses ($45 million) for the three months ended June 29, 2014. Included in Cost of sales ($152 million), Selling, informational and administrative expenses ($54 million) and Research and development expenses ($56 million) for the six months ended June 29, 2014. Included in Cost of sales ($13 million), Selling, informational and administrative expenses ($36 million) and Research and development expenses ($10 million) for the three months ended June 30, 2013. Included in Cost of sales ($19 million), Selling, informational and administrative expenses ($76 million) and Research and development expenses ($103 million) for the six months ended June 30, 2013.

(c)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Limited and Sun Pharmaceutical Industries Limited for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

(d)
Included in Other (income)/deductions––net. In the first six months of 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter. In the first six months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(e)
Included in Other (income)/deductions––net. In 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(f)
Included in Other (income)/deductions––net. In the first six months of 2014, virtually all relates to an IPR&D compound for the treatment of skin fibrosis. In the first six months of 2013, primarily relates to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and, to a lesser extent, two IPR&D compounds.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(g)
Included in Other (income)/deductions––net. Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(h)
Primarily included in Revenues ($71 million) and Cost of sales ($60 million) for the three months ended June 29, 2014 and in Revenues ($128 million) and Cost of sales ($110 million) for the six months ended June 29, 2014.

(i)	Primarily included in Other (income)/deductions––net.

(j)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts and is calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2013 were unfavorably impacted by the tax liability associated with the patent litigation settlement income. The first six months of 2013 were unfavorably impacted by the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION
(UNAUDITED)
(millions of dollars)

	Quarter Ended June 29, 2014
	GIP(1)	VOC(1)	GEP(1)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$3,547	$2,579	$6,513	$63	$12,702	$71	$12,773
Cost of sales	475	519	1,169	157	2,320	142	2,462
Selling, informational and administrative expenses	929	656	1,028	873	3,486	34	3,520
Research and development expenses	372	251	151	940	1,714	45	1,759
Amortization of intangible assets	11	5	25	(1)	40	961	1,001
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	81	81
Other (income)/deductions––net	(249)	(9)	(36)	199	(95)	42	(53)
Income from continuing operations before provision for taxes on income	2,009	1,157	4,176	(2,105)	5,237	(1,234)	4,003

	Six Months Ended June 29, 2014
	GIP(1)	VOC(1)	GEP(1)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$6,623	$4,753	$12,503	$119	$23,998	$128	$24,126
Cost of sales	890	928	2,194	294	4,306	201	4,507
Selling, informational and administrative expenses	1,694	1,187	1,865	1,760	6,506	54	6,560
Research and development expenses	766	435	289	1,836	3,326	56	3,382
Amortization of intangible assets	22	9	50	—	81	2,037	2,118
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	139	139
Other (income)/deductions––net	(525)	(20)	(120)	306	(359)	929	570
Income from continuing operations before provision for taxes on income	3,776	2,214	8,225	(4,077)	10,138	(3,288)	6,850

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION
(UNAUDITED)
(millions of dollars)

	Quarter Ended June 30, 2013
	GIP(1)(5)	VOC(1)(5)	GEP(1)(5)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$3,726	$2,263	$6,921	$63	$12,973	$—	$12,973
Cost of sales	438	422	1,160	174	2,194	48	2,242
Selling, informational and administrative expenses	824	563	1,157	1,006	3,550	41	3,591
Research and development expenses	263	216	183	859	1,521	9	1,530
Amortization of intangible assets	9	4	28	2	43	1,097	1,140
Restructuring charges and certain acquisition-related costs	—	(1)	—	1	—	183	183
Other (income)/deductions––net	(128)	(4)	(16)	247	99	(1,169)	(1,070)
Income from continuing operations before provision for taxes on income	2,320	1,063	4,409	(2,226)	5,566	(209)	5,357

	Six Months Ended June 30, 2013
	GIP(1)(5)	VOC(1)(5)	GEP(1)(5)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$7,032	$4,453	$13,782	$116	$25,383	$—	$25,383
Cost of sales	881	852	2,303	387	4,423	82	4,505
Selling, informational and administrative expenses	1,523	1,097	2,237	1,871	6,728	80	6,808
Research and development expenses	570	441	364	1,764	3,139	101	3,240
Amortization of intangible assets	22	7	49	4	82	2,277	2,359
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	314	314
Other (income)/deductions––net	(179)	(2)	(32)	536	323	(1,248)	(925)
Income from continuing operations before provision for taxes on income	4,215	2,058	8,861	(4,446)	10,688	(1,606)	9,082

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2014.

The second quarter of 2014 reflects the following, as compared to the second quarter of 2013:

•
GIP––The increase in Cost of sales as a percent of revenue is due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired. The increase in Selling, informational and administrative expenses reflects increased investment in recently launched brands as well as certain other in-line products, partially offset by the benefits of cost-reduction and productivity initiatives; the increase in Research and development expenses primarily reflects costs associated with recently initiated Phase 3 programs for certain new drug candidates as well as for studies of certain products in potential new indications; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period.

•
VOC––The increase in Cost of sales as a percent of revenue reflects an unfavorable change in product mix; the increase in Selling, informational and administrative expenses is primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S. as well as palbociclib and meningitis B vaccine pre-launch marketing expenses; and the increase in Research and development expenses reflects investment in our portfolio primarily to support acceleration of the meningitis B vaccine and palbociclib development programs.

•
GEP––The decrease in Selling, informational and administrative expenses is primarily due to lower expenses for field force and administration, reflecting the benefits of cost-reduction and productivity initiatives; and the decrease in Research and development expenses is due to lower operating expenses, primarily reflecting the benefits of cost-reduction and productivity initiatives, partially offset by increased spending on biosimilars R&D.

The first six months of 2014 reflect the following, as compared to the first six months of 2013:

•
GIP––The increase in Selling, informational and administrative expenses reflects increased investment in recently launched brands as well as certain other in-line products, partially offset by the benefits of cost-reduction and productivity initiatives; the increase in Research and development expenses reflects costs associated with recently initiated Phase 3 programs for certain new drug candidates as well as for studies of certain products in potential new indications; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period.

•
VOC––The increase in Selling, informational and administrative expenses is primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S. as well as palbociclib and meningitis B vaccine pre-launch marketing expenses; and the decrease in Research and development expenses reflects the completion of certain Oncology Phase 3 trials offset by investment in our portfolio primarily to support acceleration of the meningitis B vaccine and palbociclib development programs.

•
GEP––The decrease in Selling, informational and administrative expenses is primarily due to lower expenses for field force and administration, reflecting the benefits of cost-reduction and productivity initiatives; the decrease in Research and development expenses is due to lower operating expenses, primarily reflecting the benefits of cost-reduction and productivity initiatives, partially offset by increased spending on biosimilars R&D; and the favorable change in Other (income)/deductions––net primarily reflects gains on sales of product rights.

(2)	Other comprises the revenues and costs included in our Adjusted income components(3) that are managed outside of our three operating segments and includes the following:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Quarter Ended June 29, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$63	$—	$—	$—	$—	$63
Cost of sales	41	—	—	40	76	157
Selling, informational and administrative expenses	4	—	29	832	8	873
Research and development expenses	—	719	7	207	7	940
Amortization of intangible assets	(1)	—	—	—	—	(1)
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(23)	—	208	14	199
Income from continuing operations before provision for taxes on income	$19	$(696)	$(36)	$(1,287)	$(105)	$(2,105)

	Six Months Ended June 29, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$119	$—	$—	$—	$—	$119
Cost of sales	77	—	—	51	166	294
Selling, informational and administrative expenses	7	—	53	1,683	17	1,760
Research and development expenses	1	1,382	13	427	13	1,836
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(34)	—	326	14	306
Income from continuing operations before provision for taxes on income	$34	$(1,348)	$(66)	$(2,487)	$(210)	$(4,077)

	Quarter Ended June 30, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$63	$—	$—	$—	$—	$63
Cost of sales	34	—	—	33	107	174
Selling, informational and administrative expenses	3	1	27	940	35	1,006
Research and development expenses	1	667	9	177	5	859
Amortization of intangible assets	—	1	—	(1)	2	2
Restructuring charges and certain acquisition-related costs	—	—	—	—	1	1
Other (income)/deductions––net	—	(10)	1	288	(32)	247
Income from continuing operations before provision for taxes on income	$25	$(659)	$(37)	$(1,437)	$(118)	$(2,226)

	Six Months Ended June 30, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$116	$—	$—	$—	$—	$116
Cost of sales	67	—	—	72	248	387
Selling, informational and administrative expenses	6	1	52	1,769	43	1,871
Research and development expenses	1	1,317	13	417	16	1,764
Amortization of intangible assets	—	1	—	—	3	4
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(12)	1	513	34	536
Income from continuing operations before provision for taxes on income	$42	$(1,307)	$(66)	$(2,771)	$(344)	$(4,446)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(a)	PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for the six months ended June 29, 2014, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest expense included in Corporate (approximately $491 million in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $143 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	50% - 54%	31% - 34%	15% - 17%

Total Corporate/Other Unallocated costs	29% - 32%	21% - 24%	45% - 48%

Total WRD/Medical and Corporate/Other Unallocated costs	37% - 40%	25% - 28%	34% - 37%

Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	11% - 13%	11% - 13%	74% - 76%
Selling, informational and administrative expenses	26% - 28%	20% - 22%	50% - 54%
Research and development expenses	52% - 56%	31% - 34%	13% - 15%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $42 million of income.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the research and development projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was virtually all derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2014, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2014 and 2013. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(4)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2014 and 2013.

(5)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for the second quarter and first six months of 2013 include allocations. The amounts subject to allocation methods in the second quarter of 2013 were approximately $520 million of Selling, informational and administrative expenses (SI&A) and approximately $160 million of Research and development expenses (R&D), and the amounts subject to allocation methods in the first six months of 2013 were approximately $1,020 million of Selling, informational and administrative expenses (SI&A) and approximately $420 million of Research and development expenses (R&D) and were allocated as follows:

•	The SI&A expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The R&D expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that these allocations are reasonable.

PFIZER INC.
REVENUES
SECOND QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$12,773	$12,973	(2%)	(1%)	$4,906	$5,090	(4%)	$7,867	$7,883	-	1%
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$11,727	$12,110	(3%)	(3%)	$4,406	$4,738	(7%)	$7,321	$7,372	(1%)	-
Lyrica(c)	GIP/GEP	1,315	1,134	16%	15%	601	491	22%	714	643	11%	10%
Prevnar family	V	1,097	969	13%	14%	469	417	12%	628	552	14%	15%
Enbrel (Outside the U.S. and Canada)	GIP	977	960	2%	1%	—	—	-	977	960	2%	1%
Celebrex	GEP	762	715	7%	8%	520	477	9%	242	238	2%	5%
Lipitor	GEP	543	545	-	1%	96	86	12%	447	459	(3%)	(1%)
Viagra(d)	GEP/GIP	427	484	(12%)	(11%)	287	280	3%	140	204	(31%)	(28%)
Zyvox	GEP	348	346	1%	1%	172	170	1%	176	176	-	(1%)
Sutent	O	310	312	(1%)	-	93	92	1%	217	220	(1%)	(1%)
Norvasc	GEP	282	313	(10%)	(8%)	10	10	-	272	303	(10%)	(8%)
Premarin family	GEP	274	273	-	1%	252	252	-	22	21	5%	9%
BeneFIX	GIP	227	217	5%	4%	115	109	6%	112	108	4%	2%
Vfend	GEP	221	177	25%	26%	11	14	(21%)	210	163	29%	31%
Pristiq	GEP	198	177	12%	13%	149	137	9%	49	40	23%	29%
Genotropin	GIP	194	198	(2%)	(2%)	56	53	6%	138	145	(5%)	(4%)
Chantix/Champix	GIP	170	166	2%	4%	99	84	18%	71	82	(13%)	(10%)
Refacto AF/Xyntha	GIP	171	146	17%	15%	37	31	19%	134	115	17%	14%
Xalatan/Xalacom	GEP	128	147	(13%)	(10%)	5	7	(29%)	123	140	(12%)	(9%)
Medrol	GEP	115	123	(7%)	(7%)	43	39	10%	72	84	(14%)	(14%)
Zoloft	GEP	104	109	(5%)	(1%)	13	2	*	91	107	(15%)	(12%)
Xalkori	O	108	67	61%	59%	47	35	34%	61	32	91%	84%
Inlyta	O	101	71	42%	42%	45	35	29%	56	36	56%	58%
Relpax	GEP	98	94	4%	4%	66	60	10%	32	34	(6%)	(4%)
Sulperazon	GEP	92	73	26%	26%	—	—	-	92	73	26%	26%
Effexor	GEP	96	125	(23%)	(23%)	36	56	(36%)	60	69	(13%)	(13%)
Fragmin	GEP	95	94	1%	-	3	9	(67%)	92	85	8%	6%
Rapamune	GIP	87	86	1%	(4%)	56	48	17%	31	38	(18%)	(12%)
Zithromax/Zmax	GEP	76	83	(8%)	(7%)	4	(2)	*	72	85	(15%)	(15%)
Tygacil	GEP	82	92	(11%)	(10%)	28	41	(32%)	54	51	6%	8%
EpiPen	GEP	89	73	22%	24%	76	54	41%	13	19	(32%)	(21%)
Zosyn/Tazocin	GEP	75	102	(26%)	(24%)	37	44	(16%)	38	58	(34%)	(29%)
Revatio	GEP	68	78	(13%)	(15%)	13	20	(35%)	55	58	(5%)	(8%)
Toviaz	GIP	79	65	22%	21%	36	31	16%	43	34	26%	27%
Cardura	GEP	68	75	(9%)	(7%)	1	1	-	67	74	(9%)	(7%)
Xanax/Xanax XR	GEP	68	65	5%	4%	11	11	-	57	54	6%	5%
Inspra	GEP	62	59	5%	1%	1	2	(50%)	61	57	7%	2%
Xeljanz	GIP	68	22	*	*	65	22	195%	3	—	*	*
Somavert	GIP	59	55	7%	4%	14	14	-	45	41	10%	5%
Neurontin	GEP	58	56	4%	6%	11	11	-	47	45	4%	8%
Unasyn	GEP	54	53	2%	4%	—	—	-	54	53	2%	4%
Diflucan	GEP	46	60	(23%)	(22%)	1	1	-	45	59	(24%)	(24%)
Protonix/Pantoprazole	GEP	50	48	4%	5%	50	48	4%	—	—	-	-
Detrol/Detrol LA	GEP	57	155	(63%)	(62%)	16	105	(85%)	41	50	(18%)	(15%)
Depo-Provera	GEP	40	53	(25%)	(28%)	7	18	(61%)	33	35	(6%)	(13%)
BMP2	GIP	51	66	(23%)	(22%)	51	66	(23%)	—	—	-	-
Alliance revenues(e)	GEP/GIP	235	756	(69%)	(69%)	178	661	(73%)	57	95	(40%)	(40%)
All other biopharmaceutical(f)	GIP/GEP/V/O	1,802	1,973	(9%)	(7%)	525	596	(12%)	1,277	1,377	(7%)	(3%)
All other GIP(f)	GIP	131	148	(11%)	(9%)	45	54	(17%)	86	94	(9%)	(3%)
All other GEP(f)	GEP	1,620	1,781	(9%)	(7%)	447	520	(14%)	1,173	1,261	(7%)	(3%)
All other V/O(f)	V/O	51	44	16%	16%	33	22	50%	18	22	(18%)	(24%)
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$912	$800	14%	15%	$449	$337	33%	$463	$463	-	2%
OTHER(g)		$134	$63	*	*	$51	$15	*	$83	$48	73%	76%
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$3,008	$2,913	3%	(3%)	$1,861	$2,108	(12%)	(7%)	$2,998	$2,862	5%	11%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,823	$2,752	3%	(4%)	$1,771	$2,005	(12%)	(7%)	$2,727	$2,615	4%	10%
Lyrica(c)	GIP/GEP	415	344	21%	13%	185	174	6%	12%	114	125	(9%)	(3%)
Prevnar family	V	189	176	7%	1%	120	125	(4%)	(1%)	319	251	27%	34%
Enbrel (Outside Canada)	GIP	632	598	6%	(1%)	117	128	(9%)	(3%)	228	234	(3%)	7%
Celebrex	GEP	37	36	3%	(2%)	110	112	(2%)	3%	95	90	6%	10%
Lipitor	GEP	79	83	(5%)	(11%)	90	130	(31%)	(27%)	278	246	13%	15%
Viagra(k)	GEP/GIP	20	81	(75%)	(77%)	34	37	(8%)	(1%)	86	86	-	6%
Zyvox	GEP	89	82	9%	2%	31	33	(6%)	(5%)	56	61	(8%)	(2%)
Sutent	O	105	96	9%	2%	34	35	(3%)	3%	78	89	(12%)	(7%)
Norvasc	GEP	23	28	(18%)	(23%)	96	125	(23%)	(20%)	153	150	2%	5%
Premarin family	GEP	2	2	-	(2%)	9	9	-	(3%)	11	10	10%	23%
BeneFIX	GIP	69	62	11%	6%	38	34	12%	11%	5	12	(58%)	(48%)
Vfend	GEP	77	77	-	(7%)	36	35	3%	9%	97	51	90%	103%
Pristiq	GEP	3	—	*	*	28	26	8%	13%	18	14	29%	35%
Genotropin	GIP	64	67	(4%)	(10%)	46	50	(8%)	(2%)	28	28	-	6%
Chantix/Champix	GIP	23	30	(23%)	(25%)	37	39	(5%)	(1%)	11	13	(15%)	(1%)
Refacto AF/Xyntha	GIP	99	93	6%	-	17	18	(6%)	(2%)	18	4	*	*
Xalatan/Xalacom	GEP	32	38	(16%)	(21%)	50	58	(14%)	(8%)	41	44	(7%)	-
Medrol	GEP	25	23	9%	1%	9	10	(10%)	(10%)	38	51	(25%)	(21%)
Zoloft	GEP	14	17	(18%)	(20%)	48	55	(13%)	(8%)	29	35	(17%)	(14%)
Xalkori	O	28	11	155%	126%	17	10	70%	61%	16	11	45%	60%
Inlyta	O	26	16	63%	54%	25	19	32%	38%	5	1	*	*
Relpax	GEP	17	16	6%	(5%)	11	13	(15%)	(4%)	4	5	(20%)	(5%)
Sulperazon	GEP	—	—	-	-	5	6	(17%)	(12%)	87	67	30%	30%
Effexor	GEP	24	24	-	(6%)	12	17	(29%)	(30%)	24	28	(14%)	(8%)
Fragmin	GEP	53	43	23%	18%	23	25	(8%)	(4%)	16	17	(6%)	(10%)
Rapamune	GIP	12	13	(8%)	(11%)	4	5	(20%)	2%	15	20	(25%)	(16%)
Zithromax/Zmax	GEP	15	14	7%	(3%)	18	30	(40%)	(40%)	39	41	(5%)	(1%)
Tygacil	GEP	19	18	6%	(1%)	2	2	-	(3%)	33	31	6%	13%
EpiPen	GEP	—	—	-	-	13	19	(32%)	(21%)	—	—	-	-
Zosyn/Tazocin	GEP	5	11	(55%)	(50%)	3	3	-	(31%)	30	44	(32%)	(24%)
Revatio	GEP	37	38	(3%)	(7%)	12	12	-	2%	6	8	(25%)	(26%)
Toviaz	GIP	24	20	20%	10%	15	10	50%	71%	4	4	-	8%
Cardura	GEP	20	22	(9%)	(10%)	21	26	(19%)	(17%)	26	26	-	6%
Xanax/Xanax XR	GEP	23	23	-	(3%)	7	8	(13%)	(15%)	27	23	17%	21%
Inspra	GEP	43	38	13%	4%	14	14	-	3%	4	5	(20%)	(21%)
Xeljanz	GIP	1	—	*	*	2	—	*	*	—	—	-	-
Somavert	GIP	37	33	12%	4%	5	4	25%	13%	3	4	(25%)	3%
Neurontin	GEP	15	15	-	(2%)	9	10	(10%)	(4%)	23	20	15%	21%
Unasyn	GEP	11	10	10%	3%	16	16	-	(3%)	27	27	-	8%
Diflucan	GEP	13	13	-	(7%)	8	8	-	(1%)	24	38	(37%)	(34%)
Protonix/Pantoprazole	GEP	—	—	-	-	—	—	-	-	—	—	-	-
Detrol/Detrol LA	GEP	10	15	(33%)	(40%)	16	22	(27%)	(20%)	15	13	15%	24%
Depo-Provera	GEP	7	7	-	(16%)	4	3	33%	23%	22	25	(12%)	(17%)
BMP2	GIP	—	—	-	-	—	—	-	-	—	—	-	-
Alliance revenues(l)	GEP/GIP	33	35	(6%)	(10%)	18	47	(62%)	(59%)	6	13	(54%)	(46%)
All other biopharmaceutical(f)	GIP/GEP/V/O	353	384	(8%)	(14%)	356	443	(20%)	(15%)	568	550	3%	9%
All other GIP(f)	GIP	1	21	(95%)	(94%)	51	54	(6%)	(1%)	34	19	79%	81%
All other GEP(f)	GEP	341	349	(2%)	(9%)	301	385	(22%)	(30%)	531	527	1%	7%
All other V/O(f)	V/O	11	14	(21%)	(25%)	4	4	-	-	3	4	(25%)	(23%)
OTHER REVENUES - INTERNATIONAL		$185	$161	15%	11%	$90	$103	(13%)	(6%)	$271	$247	10%	14%

See end of tables for notes (b), (c), (f) and (h) through (l)
* Indicates calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
SIX MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$24,126	$25,383	(5%)	(3%)	$9,181	$10,004	(8%)	$14,945	$15,379	(3%)	-
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$22,206	$23,656	(6%)	(4%)	$8,293	$9,255	(10%)	$13,913	$14,401	(3%)	-
Lyrica(c)	GIP/GEP	2,465	2,200	12%	13%	1,115	929	20%	1,350	1,271	6%	7%
Prevnar family	V	2,024	1,896	7%	8%	940	867	8%	1,084	1,029	5%	8%
Enbrel (Outside the U.S. and Canada)	GIP	1,891	1,837	3%	4%	—	—	-	1,891	1,837	3%	4%
Celebrex	GEP	1,386	1,368	1%	3%	922	901	2%	464	467	(1%)	4%
Lipitor	GEP	1,000	1,171	(15%)	(14%)	146	257	(43%)	854	914	(7%)	(5%)
Viagra(d)	GEP/GIP	801	945	(15%)	(14%)	528	525	1%	273	420	(35%)	(32%)
Zyvox	GEP	669	688	(3%)	(2%)	337	346	(3%)	332	342	(3%)	(1%)
Sutent	O	578	614	(6%)	(5%)	171	176	(3%)	407	438	(7%)	(5%)
Norvasc	GEP	560	614	(9%)	(6%)	21	20	5%	539	594	(9%)	(6%)
Premarin family	GEP	522	517	1%	2%	480	472	2%	42	45	(7%)	1%
BeneFIX	GIP	428	406	5%	5%	207	197	5%	221	209	6%	6%
Vfend	GEP	398	364	9%	11%	23	31	(26%)	375	333	13%	15%
Pristiq	GEP	370	343	8%	11%	283	268	6%	87	75	16%	25%
Genotropin	GIP	360	387	(7%)	(5%)	93	100	(7%)	267	287	(7%)	(4%)
Chantix/Champix	GIP	317	332	(5%)	(3%)	185	171	8%	132	161	(18%)	(14%)
Refacto AF/Xyntha	GIP	316	285	11%	10%	67	60	12%	249	225	11%	9%
Xalatan/Xalacom	GEP	247	294	(16%)	(12%)	11	15	(27%)	236	279	(15%)	(11%)
Medrol	GEP	221	236	(6%)	(5%)	86	79	9%	135	157	(14%)	(12%)
Zoloft	GEP	205	225	(9%)	(3%)	26	16	63%	179	209	(14%)	(8%)
Xalkori	O	196	120	63%	64%	87	63	38%	109	57	91%	89%
Inlyta	O	189	134	41%	44%	85	70	21%	104	64	63%	69%
Relpax	GEP	185	180	3%	4%	119	112	6%	66	68	(3%)	-
Sulperazon	GEP	180	144	25%	26%	—	—	-	180	144	25%	26%
Effexor	GEP	178	230	(23%)	(22%)	62	92	(33%)	116	138	(16%)	(14%)
Fragmin	GEP	176	180	(2%)	(2%)	3	19	(84%)	173	161	7%	7%
Rapamune	GIP	175	170	3%	5%	110	97	13%	65	73	(11%)	(8%)
Zithromax/Zmax	GEP	168	199	(16%)	(13%)	6	2	*	162	197	(18%)	(15%)
Tygacil	GEP	156	179	(13%)	(12%)	58	84	(31%)	98	95	3%	6%
EpiPen	GEP	152	145	5%	6%	131	116	13%	21	29	(28%)	(22%)
Zosyn/Tazocin	GEP	149	189	(21%)	(19%)	73	80	(9%)	76	109	(30%)	(26%)
Revatio	GEP	144	150	(4%)	(4%)	28	34	(18%)	116	116	-	-
Toviaz	GIP	142	117	21%	21%	67	58	16%	75	59	27%	25%
Cardura	GEP	134	151	(11%)	(8%)	2	2	-	132	149	(11%)	(8%)
Xanax/Xanax XR	GEP	127	135	(6%)	(5%)	21	23	(9%)	106	112	(5%)	(3%)
Inspra	GEP	123	111	11%	11%	2	3	(33%)	121	108	12%	11%
Xeljanz	GIP	120	33	*	*	115	33	*	5	—	*	*
Somavert	GIP	109	103	6%	4%	25	25	-	84	78	8%	6%
Neurontin	GEP	107	108	(1%)	2%	23	21	10%	84	87	(3%)	-
Unasyn	GEP	100	109	(8%)	(4%)	—	1	(100%)	100	108	(7%)	(4%)
Diflucan	GEP	98	105	(7%)	(5%)	3	1	*	95	104	(9%)	(8%)
Protonix/Pantoprazole	GEP	98	95	3%	2%	98	95	3%	—	—	-	-
Detrol/Detrol LA	GEP	94	306	(69%)	(67%)	17	208	(92%)	77	98	(21%)	(16%)
Depo-Provera	GEP	93	90	3%	4%	27	27	-	66	63	5%	7%
BMP2	GIP	90	111	(19%)	(18%)	90	111	(19%)	—	—	-	-
Alliance revenues(e)	GEP/GIP	448	1,503	(70%)	(70%)	345	1,296	(73%)	103	207	(50%)	(49%)
All other biopharmaceutical(f)	GIP/GEP/V/O	3,517	3,837	(8%)	(7%)	1,055	1,152	(8%)	2,462	2,685	(8%)	(5%)
All other GIP(f)	GIP	237	269	(12%)	(7%)	84	105	(20%)	153	164	(7%)	2%
All other GEP(f)	GEP	3,187	3,490	(9%)	(7%)	911	1,006	(9%)	2,276	2,484	(8%)	(6%)
All other V/O(f)	V/O	93	78	19%	19%	60	41	46%	33	37	(11%)	(7%)
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$1,673	$1,611	4%	6%	$794	$715	11%	$879	$896	(2%)	1%
OTHER(g)		$247	$116	*	*	$94	$34	*	$153	$82	87%	89%
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$5,803	$5,717	2%	(2%)	$3,589	$4,147	(13%)	(5%)	$5,553	$5,515	1%	6%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$5,467	$5,420	1%	(3%)	$3,414	$3,946	(13%)	(5%)	$5,032	$5,035	-	5%
Lyrica(c)	GIP/GEP	785	684	15%	10%	341	345	(1%)	9%	224	242	(7%)	(1%)
Prevnar family	V	337	343	(2%)	(6%)	244	269	(9%)	(2%)	503	417	21%	26%
Enbrel (Outside Canada)	GIP	1,241	1,154	8%	3%	235	252	(7%)	3%	415	431	(4%)	7%
Celebrex	GEP	71	74	(4%)	(8%)	215	219	(2%)	7%	178	174	2%	7%
Lipitor	GEP	152	156	(3%)	(7%)	179	259	(31%)	(25%)	523	499	5%	7%
Viagra(k)	GEP/GIP	46	174	(74%)	(75%)	66	77	(14%)	(6%)	161	169	(5%)	-
Zyvox	GEP	170	157	8%	3%	60	66	(9%)	(1%)	102	119	(14%)	(8%)
Sutent	O	210	197	7%	2%	65	68	(4%)	5%	132	173	(24%)	(18%)
Norvasc	GEP	49	55	(11%)	(15%)	192	249	(23%)	(16%)	298	290	3%	4%
Premarin family	GEP	4	4	-	(5%)	16	18	(11%)	(2%)	22	23	(4%)	5%
BeneFIX	GIP	135	119	13%	8%	71	68	4%	12%	15	22	(32%)	(27%)
Vfend	GEP	151	148	2%	(3%)	71	72	(1%)	8%	153	113	35%	42%
Pristiq	GEP	5	—	*	*	51	49	4%	16%	31	26	19%	28%
Genotropin	GIP	126	132	(5%)	(9%)	89	100	(11%)	(1%)	52	55	(5%)	2%
Chantix/Champix	GIP	47	62	(24%)	(28%)	65	74	(12%)	(3%)	20	25	(20%)	(12%)
Refacto AF/Xyntha	GIP	191	182	5%	-	31	36	(14%)	(3%)	27	7	*	*
Xalatan/Xalacom	GEP	65	77	(16%)	(20%)	98	116	(16%)	(6%)	73	86	(15%)	(11%)
Medrol	GEP	48	45	7%	2%	17	20	(15%)	(8%)	70	92	(24%)	(21%)
Zoloft	GEP	28	32	(13%)	(13%)	91	110	(17%)	(8%)	60	67	(10%)	(4%)
Xalkori	O	49	23	113%	*	30	20	50%	56%	30	14	114%	*
Inlyta	O	50	26	92%	83%	45	37	22%	38%	9	1	*	*
Relpax	GEP	35	33	6%	2%	22	25	(12%)	(2%)	9	10	(10%)	6%
Sulperazon	GEP	—	—	-	-	11	13	(15%)	(11%)	169	131	29%	29%
Effexor	GEP	47	48	(2%)	(6%)	23	35	(34%)	(30%)	46	55	(16%)	(11%)
Fragmin	GEP	101	85	19%	14%	41	43	(5%)	3%	31	33	(6%)	(4%)
Rapamune	GIP	25	25	-	(5%)	8	9	(11%)	(1%)	32	39	(18%)	(11%)
Zithromax/Zmax	GEP	31	32	(3%)	(7%)	42	70	(40%)	(33%)	89	95	(6%)	(4%)
Tygacil	GEP	36	34	6%	1%	3	4	(25%)	(24%)	59	57	4%	11%
EpiPen	GEP	—	—	-	-	21	29	(28%)	(22%)	—	—	-	-
Zosyn/Tazocin	GEP	13	22	(41%)	(40%)	6	6	-	(9%)	57	81	(30%)	(24%)
Revatio	GEP	79	75	5%	-	24	25	(4%)	3%	13	16	(19%)	(15%)
Toviaz	GIP	46	40	15%	10%	22	12	83%	94%	7	7	-	11%
Cardura	GEP	41	44	(7%)	(11%)	41	53	(23%)	(15%)	50	52	(4%)	3%
Xanax/Xanax XR	GEP	50	50	-	(4%)	14	17	(18%)	(15%)	42	45	(7%)	(1%)
Inspra	GEP	86	70	23%	18%	27	28	(4%)	7%	8	10	(20%)	(17%)
Xeljanz	GIP	2	—	*	*	2	—	*	*	1	—	*	*
Somavert	GIP	69	63	10%	5%	8	8	-	10%	7	7	-	9%
Neurontin	GEP	28	26	8%	3%	17	19	(11%)	(2%)	39	42	(7%)	1%
Unasyn	GEP	20	20	-	(4%)	31	34	(9%)	(2%)	49	54	(9%)	(5%)
Diflucan	GEP	26	24	8%	4%	14	16	(13%)	(5%)	55	64	(14%)	(10%)
Protonix/Pantoprazole	GEP	—	—	-	-	—	—	-	-	—	—	-	-
Detrol/Detrol LA	GEP	18	30	(40%)	(46%)	33	44	(25%)	(17%)	26	24	8%	17%
Depo-Provera	GEP	14	13	8%	(5%)	6	6	-	9%	46	44	5%	12%
BMP2	GIP	—	—	-	-	—	—	-	-	—	—	-	-
Alliance revenues(l)	GEP/GIP	58	63	(8%)	(12%)	31	120	(74%)	(72%)	14	24	(42%)	(34%)
All other biopharmaceutical(f)	GIP/GEP/V/O	682	779	(12%)	(16%)	695	806	(14%)	(4%)	1,085	1,100	(1%)	-
All other GIP(f)	GIP	1	31	(97%)	(92%)	93	91	2%	20%	59	42	40%	37%
All other GEP(f)	GEP	662	725	(9%)	(13%)	595	708	(16%)	(7%)	1,019	1,051	(3%)	(2%)
All other V/O(f)	V/O	19	23	(17%)	(17%)	7	7	-	10%	7	7	-	7%
OTHER REVENUES - INTERNATIONAL		$336	$297	13%	10%	$175	$201	(13%)	(6%)	$521	$480	9%	13%

See end of tables for notes (b), (c), (f) and (h) through (l)
* Indicates calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.
(d)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(e)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).
(f)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(g)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes, in 2014, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

(h)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(i)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(k)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.
(l)	Includes Enbrel (GIP, in Canada through October 31, 2013), Spiriva (GEP), Aricept (GEP) and Eliquis (GIP).

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 29, 2014. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries and Japan and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into three new global businesses.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.

The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have reported had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.